                                                                    EXHIBIT 10.7

                           CHANGE IN CONTROL AGREEMENT


THIS AGREEMENT, made as of the 11th day of June, 2001, by and between Bowater Incorporated, a Delaware corporation having a mailing address of 55 East Camperdown Way, P.O. Box 1028, Greenville, South Carolina 29602 (the "Corporation"), and Walter L. Brunson, 672 Colonial Drive, Fairhope, Alabama 36532, (the "Executive").

         WHEREAS, the Corporation considers it essential to the best interests of its stockholders to foster the continued employment of key management personnel; and

         WHEREAS, the uncertainty attendant to a change in control of the Corporation may result in the departure or distraction of management personnel to the detriment of the Corporation and its stockholders; and

         WHEREAS, the Board of Directors of the Corporation (the "Board") has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Corporation's management, including Executive, to their assigned duties in the event of a change in control of the Corporation.

         NOW THEREFORE, it is hereby agreed as follows:

1.       DEFINITIONS

         The following terms shall have the meanings assigned to them below.

         (a) "Accrued Compensation" shall mean all amounts earned or accrued through the Termination Date but not paid as of the Termination Date including (i) the Base Amount, (ii) reimbursement for reasonable and necessary expenses incurred by the Executive on behalf of the Corporation during the period ending on the Termination Date, (iii) vacation pay, and
                  (iv) any bonus award with respect to the Corporation's fiscal year ended prior to the Termination Date.

         (b) "Acquiring Person" shall mean the Beneficial Owner, directly or indirectly, of securities representing 20% or more of the combined voting power of the Corporation's then outstanding securities, not including (except as provided in clause (i) of the next sentence) securities of such Beneficial Owner acquired pursuant to an agreement allowing the acquisition of up to and including 50% of such voting power approved by two-thirds of the members of the Board who are Board members before the Person becomes Beneficial Owner, directly or indirectly, of securities representing 5% or more of the combined voting power of the Corporation's then outstanding securities. Notwithstanding the foregoing, (i) securities acquired pursuant to an agreement described in the preceding sentence will be included in determining whether a Beneficial Owner is an

                  Acquiring Person if, subsequent to the approved acquisition, the Beneficial Owner acquires 5% or more of such voting power other than pursuant to such an agreement so approved; and (ii) a Person shall not be an Acquiring Person if such Person is eligible to and files a Schedule 13G under the Exchange Act with respect to such Person's status as a Beneficial Owner of all securities of the Corporation of which the Person is a Beneficial Owner.

         (c) "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Exchange Act, as in effect on the date hereof.

         (d) "Base Amount" shall mean the greater of (i) the Executive's annual base salary at the rate in effect immediately prior to the Change in Control and (ii) the Executive's annual base salary at the rate in effect on the Termination Date.

         (e) "Beneficial Owner" of securities shall mean (i) a Person who beneficially owns such securities, directly or indirectly, or
                  (ii) a Person who has the right to acquire such securities (whether such right is exercisable immediately or only with the passage of time) pursuant to any agreement, arrangement or understanding (whether or not in writing) or upon the exercise of conversion rights, exchange rights, warrants, options or otherwise.

         (f) "Bonus Amount" shall mean an amount equal to the maximum amount the Executive could have been paid under the Corporation's annual or other short term cash incentive plans in effect immediately prior to the Change in Control for the fiscal year in which the Change in Control occurred or, if higher, the maximum amount under such plans in effect at the Termination Date based on the Executive's then base salary and position.

         (g) "Cause" shall mean and be limited to the Executive's gross negligence, willful misconduct or conviction of a felony, which has a demonstrable and material adverse effect upon the Corporation; provided that if Cause exists by virtue of the Executive's gross negligence or willful misconduct that is capable of being cured, the Corporation shall give the Executive written notice of the alleged negligence or misconduct and if the Executive cures the negligence or misconduct within thirty (30) days after receipt of the notice, such Cause shall cease to exist and the Corporation shall not terminate the Executive's employment therefor. The Executive shall be deemed to have been terminated for Cause as of the effective date stated in a Notice of Termination delivered by the Corporation to the Executive, which shall not be delivered before the end of the thirty (30) day period described in the preceding sentence, if applicable. The Notice of Termination must be accompanied by a certified copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the membership of the Board after reasonable notice to the Executive and an opportunity for the Executive, with the Executive's counsel present, to be heard before the Board, finding that, in the good faith opinion of the Board, the

                  Executive was guilty of conduct constituting Cause hereunder and setting forth in reasonable detail the facts and circumstances claimed to provide the basis for the Executive's termination.

         (h)      "Change in Control" shall be deemed to have occurred upon:

                  (i)      the date that any Person is or becomes an Acquiring
                           Person;

                  (ii) the date that the Corporation's stockholders approve a merger, consolidation or reorganization of the Corporation with another corporation or other Person, unless, immediately following such merger, consolidation or reorganization, (A) at least 50% of the combined voting power of the outstanding securities of the resulting entity would be held in the aggregate by the stockholders of the Corporation as of the record date for such approval (provided that securities held by any individual or entity that is an Acquiring Person, or who would be an Acquiring Person if 5% were substituted for 20% in the definition of such term, shall not be counted as securities held by the stockholders of the Corporation, but shall be counted as outstanding securities for purposes of this determination), or
                           (B) at least 50% of the board of directors or similar body of the resulting entity are Continuing Directors;

                  (iii) the date the Corporation sells or otherwise transfers all or substantially all of the Corporation's assets to another corporation or other Person, unless, immediately following such sale or transfer, (A) at least 50% of the combined voting power of the outstanding securities of the acquiring entity would be held in the aggregate by the stockholders of the Corporation as of the record date for such approval (provided that securities held by any individual or entity that is an Acquiring Person, or who would be an Acquiring Person if 5% were substituted for 20% in the definition of such term, shall not be counted as securities held by the stockholders of the Corporation, but shall be counted as outstanding securities for purposes of this determination), or
                           (B) at least 50% of the board of directors or similar body of the acquiring entity are Continuing Directors; or

                  (iv) the date on which less than 50% of the total membership of the Board consists of Continuing Directors.

         (i) "Code" shall mean the United States Internal Revenue Code of 1986, amended.

         (j)      "Continuing Directors" shall mean any member of the Board who
                  (i) was a member of the Board immediately prior to the date of the event that would constitute a Change in Control, and any successor of a Continuing Director while such successor is a member of the Board, (ii) who is not an Acquiring Person or an Affiliate or Associate of an Acquiring Person and (iii) is recommended or elected to succeed the Continuing Director by a majority of the Continuing Directors.

         (k) "Corporation" shall mean Bowater Incorporated; provided that, if the Executive is employed by a subsidiary of the Corporation, "Corporation" shall mean such subsidiary of the Corporation for purposes of references to the Executive's compensation and benefits, and the plans, programs and arrangements pursuant to which compensation and benefits are provided.

         (l) "Disability" shall mean a physical or mental condition that is defined as a disability in the Corporation's long term disability insurance plan covering the Executive immediately prior to the Change in Control.

         (m) "Employer Match" shall mean an amount equal to the maximum matching contribution the Corporation could have made (regardless of actual circumstances) on the Executive's behalf to the Corporation's Statutory and non-Statutory defined contribution or savings plans for the fiscal year in which the Change in Control occurred, or, if higher, the maximum matching contribution the Corporation could have made for the fiscal year in which the Executive's employment terminated.

         (n) "Exchange Act" shall mean the United States Securities Exchange Act of 1934, as amended.

         (o)      "Good Reason" shall mean:

                  (i) a change in the Executive's status, title, position or responsibilities (including in reporting line relationships) that, in the Executive's reasonable judgment, represents a substantial adverse change from the Executive's status, title, position or responsibilities as in effect at any time within 180 days preceding the date of a Change in Control or at any time thereafter; the assignment to the Executive of any duties or responsibilities that, in the Executive's reasonable judgment, are inconsistent with the Executive's status, title, position or responsibilities as in effect at any time within 180 days preceding the date of a Change in Control or any time thereafter; or any removal of the Executive from or failure to reappoint or reelect the Executive to any office or position held prior to the Change in Control, except in connection with the termination of the Executive's employment for Disability, Cause, as a result of the Executive's death or by the Executive other than for Good Reason;

                  (ii) the failure by the Corporation to provide the Executive with compensation and benefits, in the aggregate, at least equal (in terms of benefit levels and/or reward opportunities which opportunities will be evaluated in light of the performance requirements therefor) to those provided for under the employee compensation and benefit plans, programs and practices in which the Executive was participating at any time within one-hundred eighty (180) days preceding the date of a Change in Control or at any time thereafter;

                  (iii) the reduction of the Executive's salary as in effect on the date of the Change in Control or any time thereafter;

                  (iv) a failure by the Corporation to obtain from any Successor its assent to this Agreement contemplated by Section 12 hereof; or

                  (v) the relocation of the principal office at which the Executive is to perform services on behalf of the Corporation to a location more than thirty-five (35) miles from its location immediately prior to the Change in Control or a substantial increase in the Executive's business travel obligations subsequent to the Change in Control.

         (p) "Notice of Termination" shall mean a notice sent by either the Executive or the Corporation to the other party terminating the Executive's employment as of a certain date and setting forth the reasons therefor.

         (q) "Person" shall mean any individual, corporation, partnership, group, association or other "person" as such term is used in Sections 13(d) and 14(d) of the Exchange Act.

         (r) "Pro Rata Bonus" shall mean an amount equal to the Bonus Amount multiplied by a fraction, the numerator of which is the number of months and partial months through the Termination Date and the denominator of which is twelve (12).

         (s) "Statutory Plan" shall mean a retirement plan that is intended to be qualified (for purposes of United States tax law) or registered (for purposes of Canadian tax law), as the case may be.

         (t) "Successor" shall mean the direct or indirect successor by purchase, merger, consolidation or otherwise, to all or substantially all of the business and/or assets of the Corporation.

         (u) "Termination Date" shall mean (i) in the case of the Executive's death, the date of death, (ii) in the case of a termination by the Executive in accordance with Section 3, the last day of employment as set forth in the Notice of Termination given by the Executive, (iii) in the case of a termination by the Corporation for Cause, a date not less than thirty (30) days after receipt of the Notice of Termination by the Executive, (iv) in the case of a termination by the Corporation due to the Executive's Disability, the date not less than thirty (30) days after receipt of the Notice of Termination by the Executive, provided that the Executive shall not have returned to the full-time performance of duties within thirty (30) days after such receipt, and (v) in all other cases, the date specified in the Notice of Termination or if no Notice of Termination is sent, the last day of the Executive's employment (an Executive receiving periodic severance pay is no longer considered employed for the purposes of this Agreement).

2.       TERM OF AGREEMENT

         This Agreement shall commence as of the date hereof and shall continue in effect until the date the Executive's employment is terminated (an Executive being paid periodic severance benefits is no longer considered employed for these purposes); provided, however, that if the Executive's employment is terminated following, or in anticipation of, a Change in Control, the term shall continue in effect until all payments and benefits have been made or provided to the Executive hereunder.

3.       EXECUTIVE'S RIGHT OF TERMINATION
         After a Change in Control and for thirty-six (36) months thereafter, the Executive shall have the right to terminate employment for Good Reason by sending a Notice of Termination to the Corporation setting forth in reasonable detail the facts and circumstances claimed to constitute Good Reason. In addition, on the first (1st) anniversary date of the Change in Control and for a period of thirty (30) days thereafter, the Executive shall have the unconditional right to terminate employment by giving written notice to the Corporation within such thirty (30) day period. If the Executive's employment is terminated in accordance with the provisions of this Section 3, the Executive shall be entitled to the compensation and benefits described in Section 4(b) below.

4.       COMPENSATION UPON CHANGE IN CONTROL FOLLOWED BY CERTAIN TERMINATIONS

         If the Executive's employment with the Corporation shall be terminated within thirty-six (36) months following a Change in Control, the Executive shall be entitled to the following compensation and benefits:

                  (a) If the Executive's employment is terminated (i) by the Corporation for Cause or Disability, (ii) by reason of the Executive's death or (iii) by the Executive other than in accordance with Section 3, the Corporation shall pay to the Executive the Accrued Compensation and, if such termination is other than by the Corporation for Cause, the Pro Rata Bonus, computed as of the applicable Termination Date.

                  (b) If the Executive's employment with the Corporation shall be terminated (x) by the Corporation for any reason other than for Cause or Disability, or (y) by the Executive pursuant to the provisions of Section 3, the Executive shall be entitled to the following as of the applicable Termination Date:

                  (i)      the Accrued Compensation and the Pro-Rata Bonus;

                  (ii)     an amount equal to three (3) times the Base Amount;

                  (iii)    an amount equal to three (3) times the Bonus Amount;

                  (iv)     an amount equal to three (3) times the Employer
                           Match;

                  (v) An amount equal to 30% of the Base Amount for certain lost benefits;

                  (vi) An amount equal to the present value of the additional retirement benefits the Executive would have earned under the Corporation's defined benefit retirement plans (Statutory and non-Statutory) for the three (3) years following the Termination Date, computed assuming the following:

                           (A) the Executive's salary continues at the Base Amount with a bonus or target bonus equal to the Bonus Amount;

                           (B) the payment of the Executive's retirement benefits commences as of the later of (x) the Executive's age three (3) years after the Termination Date or (y) the earliest retirement age (without regard to service) allowed under the Statutory Plan applicable to the Executive;

                           (C)      all vesting requirements are waived;

                           (D) mortality and interest rate assumptions applicable to the computation of lump sum values in the applicable Statutory Plan are used; and

                           (E) the benefits are paid in the form of a single life annuity;

                  (vii) As of the Executive's Termination Date, or, if later, when the Executive attains age fifty (50), the Executive (and the Executive's spouse or surviving spouse and dependents) will be provided the retiree health care and life insurance coverage provided by the Corporation to executive retirees as of the date of the Change in Control. If and to the extent that the benefits described in this paragraph cannot be provided under the Corporation's plans or programs without the benefits provided thereunder being taxable to the Executive, the Corporation shall procure an insurance policy or policies on substantially similar terms and conditions for the Executive and the Executive's spouse or surviving spouse and dependents, or if such policy or policies cannot be obtained, shall provide a lump sum payment equal to the value of the lost benefits; and

                  (viii) The Corporation shall pay for or provide the Executive either: (i) individual out-placement assistance as offered by a member firm of the Association of Out-Placement Consulting Firms, or
                           (ii) a cash payment of $20,000 in lieu of individual outplacement services, as elected by the Executive at any time within twelve (12) months after the Executive's termination of employment.

5.       EXCISE TAX GROSS-UP

         If any payment or benefit made available to the Executive in connection with a Change in Control (including, without limitation, any payment made pursuant to any long-term incentive plans, stock option or equity participation right plans) or termination of the Executive's employment following a Change in Control (in either category, a "Change in Control Payment") is subject to the Excise Tax (as hereinafter defined), the Corporation shall pay to the Executive additional amounts (the "Gross Up Amounts") such that the total amount of all Change in Control Payments net of the Excise Tax shall equal the total amount of all Change in Control Payments to which the Executive would have been entitled if the Excise Tax had not been imposed. For purposes of this
         Section 5, the term "Excise Tax" shall mean the tax imposed by Section 4999 of the Code and any similar tax that may hereafter be imposed.

         The Gross Up Amounts due to the Executive under this Section 5 shall be estimated by a nationally recognized firm of certified public accountants (other than the firm that audited the financial statements of the Corporation for the most recently preceding fiscal year) selected by the individual holding the position of Chief Financial Officer immediately before the Change in Control or such officer's designee, at any time that the Executive is to receive a Change in Control Payment. The Gross Up Amounts will be based upon the following assumptions:


         (a) all Change in Control Payments shall be deemed to be "parachute payments" within the meaning of Section 280(G)(b)(2) of the Code, and all "excess parachute payments" shall be deemed to be subject to the Excise Tax except to the extent that, in the opinion of the certified public accountants charged with estimating the Gross Up Amounts for the Executive under this Section 5, such Change in Control Payments are not subject to the Excise Tax; and

         (b) the Executive shall be deemed to pay federal, state and local taxes at the highest marginal rate of taxation for the applicable calendar year.

         The estimated Gross Up Amount due the Executive with respect to any Change in Control Payment pursuant to this Section 5 shall be paid to the Executive in a lump sum not later than thirty (30) business days after such Change in Control Payment is provided to the Executive. In the event that the Gross Up Amount is less than the amount actually due to the Executive under this Section 5, the amount of any such shortfall shall be paid to the Executive within ten (10) days after the existence of the shortfall is discovered. In the event the Gross Up Amount is more than the amount actually due the Executive under this Section 5, the Executive shall repay the amount of such overpayment to the Corporation within a reasonable time after the overpayment is discovered.

6.       LUMP SUM PENSION OPTION

         If the Executive is entitled to the payments and benefits in Section 4(b), then, in accordance with the election requirements described in
         Section 7, the Executive shall be entitled to elect a lump sum payment of the present value of any retirement benefits to which the Executive is entitled under any of the Corporation's non-Statutory retirement plans computed based upon the same assumptions listed in Section 4(b)(vi) above, except 4(b)(vi)(A). The Corporation's non-Statutory retirement plans are hereby deemed amended as necessary to conform to the provisions of this Section 6. To the extent that a payment on account of the foregoing may not be made under a non-Statutory plan, the Corporation shall make such payment separately in lieu of payment under such plan.

7.       DEFERRAL OR LUMP SUM ELECTION

         During each December after the date of this Agreement (the "Election Period"), the Executive may, in writing, direct the Corporation to pay any amounts to which the Executive is entitled under Section 4(b) in equal annual installments not to exceed ten (10), with each installment including accrued interest at the Federal short-term rate (as set under Section 1274(d) of the Code as in effect at the time such installment is paid), with the first such installment payable within ten (10) business days of the Termination Date and each successive installment payable on the anniversary of the Termination Date (the "Deferred Payment Election"). During the Election Period, the Executive may also elect to be paid the amount described in Section 6 in a lump sum (the "Lump Sum Election"). Neither a Deferred Payment Election nor a Lump Sum Election, once made, can be revoked except during an Election Period. Notwithstanding the foregoing, however, no Deferred Payment Election or Lump Sum Election can be made or revoked by the Executive during an Election Period that occurs after a Change in Control or at a time when, in the judgment of the Corporation, a Change in Control may occur within sixty (60) days after such Election Period.

8.       NO MITIGATION REQUIRED

         The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement, nor shall any payment or benefit provided for in this Agreement be offset by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits (provided that the foregoing shall not cause Section 6 to result in a duplication of benefits provided under any retirement plan), or be offset against any amount claimed to be owed by the Executive to the Corporation, or otherwise.

9.       INTEREST

         If any payment to the Executive required by this Agreement is not made within the time for such payment specified herein, the Corporation shall pay to the Executive interest on such payment at the legal rate payable from time to time upon judgments in the State of Delaware from the date such payment is payable under the terms hereof until paid.

10.      NON-COMPETE CANCELLATION

         If the Executive is entitled to the payments and benefits described in
         Section 4(b), then any agreement by the Executive not to compete with the Corporation or its Affiliates after the Executive's Termination Date shall be null and void and any such agreement shall be deemed to be amended accordingly.

11.      EXECUTIVE'S EXPENSES

         The Corporation shall pay or reimburse the Executive for all costs, including reasonable attorney's, accountants' and actuary's fees and expenses, incurred by the Executive (i) to confirm the Executive's rights to and amounts of payments hereunder, (ii) to contest or dispute any termination of the Executive's employment following a Change in Control or seek to obtain or enforce any right or benefit provided by this Agreement in litigation or arbitration, or (iii) in connection with any audit by a taxing authority related to any payment or benefit hereunder, or any subsequent contest or litigation relating to the tax treatment of such payment or benefit. Upon demand therefor, the Corporation shall advance to the Executive any amount as to which the Executive reasonably believes he or she will be entitled pursuant to this Section 11 for costs that the Executive has incurred or will incur during the ninety (90) days following such demand.

12.      BINDING AGREEMENT

         This Agreement shall inure to the benefit of and be enforceable by the Executive, and the Executive's heirs, executors, administrators, successors and assigns. This Agreement shall be binding upon the Corporation, its Successors and assigns. The Corporation shall require any Successor to assume and agree to perform this Agreement in accordance with its terms. The Corporation shall obtain such assumption and agreement prior to the effectiveness of any such succession.

13.      NOTICE

         Any notices and all other communications provided for herein shall be in writing and shall be delivered personally or sent by facsimile transmission (with written confirmation sent at the same time), prepaid air courier or prepaid certified or registered mail. Any such notice shall be deemed to have been given (a) when received, if delivered in person, sent by facsimile transmission, or sent by prepaid air courier, or (b) three (3) business days following the mailing thereof, if mailed by prepaid certified or registered mail, return receipt requested, addressed to the respective addresses set forth on the first page of this Agreement or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt. All notices to the Corporation shall be addressed to the attention of the Board with a copy to the General Counsel.

14.      SOLE SEVERANCE; OTHER BENEFITS

         If the Executive is paid the entitlements due under Section 4(b), such payments shall be in lieu of any other severance amounts to which the Executive may be entitled under any other severance arrangement, including under any employment agreement, severance pay plan, or applicable legislation entitling the Executive to severance benefits. However, the parties acknowledge that the benefits paid hereunder are only exclusive as to other severance payments and that the Executive may be entitled to other benefits or payments triggered by a Change in Control under certain other of the Corporation's benefit or compensation arrangements, including, without limitation, any long term incentive plans, stock option plans or equity participation rights plans.

15.      AMENDMENTS; WAIVERS

         No provision of this Agreement may be modified, waived or discharged except in a writing specifically referring to such provision and signed by the party against which enforcement of such modification, waiver or discharge is sought. No waiver by either party hereto of the breach of any condition or provision of this Agreement shall be deemed a waiver of any other condition or provision at the same or any other time.

16.      GOVERNING LAW

         The validity, interpretation, construction and performance of this Agreement shall be governed by the substantive laws of the State of Delaware without regard to the choice of law provisions thereof.

17.      VALIDITY

         The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

18.      ARBITRATION

         If the Executive so elects, any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Greenville, South Carolina, or at the Executive's election in the city nearest to the Executive's principal residence that has an office of the American Arbitration Association, by one arbitrator in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction. The Corporation hereby waives its right to contest the personal jurisdiction or venue of any court, federal or state, in an action brought to enforce this Agreement or any award of an arbitrator hereunder which action is brought in the jurisdiction in which such arbitration was conducted, or, if no arbitration was elected, in which arbitration could have been conducted pursuant to this Section 18.

19.      COUNTERPARTS

         This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.


                                     BOWATER INCORPORATED


                                     By /s/ Arnold M. Nemirow
                                        ----------------------------------------
                                     Name:  Arnold M. Nemirow
                                            ------------------------------------
                                     Title: Chairman and Chief Executive Officer
                                            ------------------------------------



                                     /s/ Walter L. Brunson
                                     -------------------------------------------
                                     Name:  Walter L. Brunson
                                            -----------------------------------